Exhibit 99.1

P R E S S  R E L E A S E

Press Release #05021

FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

Stephanie Welty	Heidi A. Flannery
VP of Finance & Administration, CFO

Investor Relations Counsel

TriQuint Semiconductor, Inc.	Fi. Comm
Tel: (503) 615-9224	Tel: (541) 322-0230
Fax: (503) 615-8904	Fax: (541) 322-0231
Email: swelty@tqs.com

Email: heidi.flannery@ficomm.com

TRIQUINT SEMICONDUCTOR, INC. ANNOUNCES REVENUE AND EARNINGS GROWTH

FOR THE QUARTER ENDED SEPTEMBER 30, 2005

Hillsboro, Oregon – October 20, 2005 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) today reported its financial results for the quarter ended September 30, 2005.

Summary Financial Results and Highlights for the Quarter Ended September 30, 2005:

•                  Revenues from continuing operations for the third quarter ended September 30, 2005, totaled $75.2 million, an increase of 11% from the previous quarter. The third quarter revenues were consistent with the financial guidance provided on July 21, 2005, and reflected increases in our handset and military markets. As compared to the prior year, third quarter revenue was down 8% as a result of reduced sales of IF filters for handsets and lower average selling prices for some of our products.

•                  Gross margin improved in the third quarter of 2005 to 31.4%, an increase of 3.2 percentage points from the second quarter of 2005 and 1.1 percentage points from the third quarter of 2004. The increased gross margin was primarily due to improved capacity utilization in the high-volume factories.

•                  Operating expenses for the third quarter of 2005 decreased 7% from the second quarter of 2005, due primarily to a charge for a reduction in force in the second quarter. The expenses in both quarters included a charge of $0.4 million related to the TFR acquisition, which closed in January of 2005.

•                  Net income from continuing operations for the quarter ended September 30, 2005 was $2.1 million, a strong increase from the $1.5 million loss from continuing operations reported in the quarter ended June 30, 2005.

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•                  We posted net income of $2.6 million, or $0.02 per diluted share, for the third quarter ended September 30, 2005, $0.01 above the July 21st guidance. The penny increase was primarily due to the sale of intellectual property received. This intellectual property was held at zero book value and the transaction resulted in a gain of approximately $1.0 million, or $0.01 per diluted share. In the previous quarter ended June 30, 2005, we reported net income of $6.2 million, which included a gain from discontinued operations of $7.7 million, which amount was net of income tax of $4.4 million.

•                  Cash, cash equivalents and short and long term marketable securities increased to $407.8 million as of September 30, 2005, compared to $401.2 million as of June 30, 2005. During the quarter we received approximately $9.0 million from the sale of our Breinigsville, Pennsylvania, facilities.

•                  We continued our strong bookings during the quarter and the book-to-bill ratio for the quarter ended September 30, 2005, was 1.07 to 1.00 overall and 1.15 to 1.00 excluding military.

Commenting on the results for the quarter ended September 30, 2005, Ralph Quinsey, President and CEO, stated, “TriQuint Semiconductor benefited from increased shipments to the CDMA handset market and the military market as both returned to more normal demand levels in the third quarter. The outlook for Q4 2005 and beyond is exciting as we booked record orders of over $13 million for our power amplifier products, largely in GSM/GPRS applications.”

Outlook for the Fourth Quarter of 2005:

The Company has successfully focused on a return to profitability in 2005, continued to generate positive cash flow and is executing on a strategy to penetrate high volume markets.

Revenues for the fourth quarter of 2005 are expected to increase 10% to 13% from the third quarter of 2005 due to increased sales of products for wireless phones. Gross margin is expected to improve due to increased capacity utilization. We are projecting earnings per share for the fourth quarter of 2005 to range from $0.01 to $0.03 per diluted share. A summary table of our financial guidance is available on the “Investors” section of our web site.

Conference Call:

TriQuint will host a conference call this afternoon at 2:00 PM PDT to discuss the results for the quarter as well as our future expectations for the Company. The call can be heard via webcast accessed through the “Investors” section of TriQuint’s web site: www.triquint.com, or through www.Vcall.com. A replay will be available for 7 days by dialing (303) 590-3000, passcode 11040541#.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for wireless applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, broadband wireless access and military. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as a production assembly plant in Costa Rica, plus sales/application support offices in

China, Korea, Japan and Taiwan and design centers in New England and Germany. All manufacturing and production facilities are registered to the ISO9001:2000 international quality standard.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at www.triquint.com.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of TriQuint’s projected demand for its products, particularly power amplifier products, expected revenues for the fourth quarter of 2005, gross margins, operating results, capacity utilization, and per share forecasts for the fourth quarter of 2005, and other comments involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing such words as “anticipates,” “believes,” “estimates,”  “expects,” “hopeful,” “intends,” “plans,”  “projects,” or similar terms are considered to contain uncertainty and are forward-looking statements. A number of factors affect TriQuint’s operating results and could cause its actual future results to differ materially from any results indicated in this press release or in any other forward-looking statements made by, or on behalf of TriQuint, including those related to TriQuint’s projections for the fourth quarter of 2005. TriQuint cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including TriQuint’s performance, demand for its products, internal operating results, cost of goods and services, and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in TriQuint’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. These reports can also be accessed at the SEC web site, www.sec.gov.

A reader of this release should understand that it is not possible to predict or identify all risk factors and should not consider the list to be a complete statement of all potential risks and uncertainties. TriQuint does not assume the obligation to update any forward-looking statements.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Quarter Ended*			Nine Months Ended*
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Revenues	$75,235	$67,927	$81,569	$210,127	$245,931
Cost of goods sold	51,646	48,780	56,877	150,078	166,348
Gross profit	23,589	19,147	24,692	60,049	79,583

Operating expenses:
Research, development and engineering	11,570	12,312	11,285	36,335	36,043
Selling, general and administrative	11,234	11,902	9,760	35,346	30,647
Reduction in workforce	—	362	—	362	428
Impairment of long-lived assets	—	—	—	31	389
Loss (gain) on disposal of equipment	22	(16)	1	(200)	(84)
Acquisition related charges	414	413	—	1,241	—
Total operating expenses	23,240	24,973	21,046	73,115	67,423

Operating income (loss)	349	(5,826)	3,646	(13,066)	12,160

Other income (expense):
Interest income	3,052	2,649	1,825	8,150	5,141
Interest expense	(2,441)	(2,470)	(2,505)	(7,406)	(8,235)
Foreign currency gain (loss)	32	(69)	2,372	35	2,063
Impairment charge - investments in other companies	(55)	(100)	(404)	(155)	(404)
Gain on retirement of debt	—	114	—	114	539
Gain on sale of intellectual property acquired	954	—	—	954	—
Other, net	72	2	19	114	151
Other income (expense), net	1,614	126	1,307	1,806	(745)

Income (loss) from continuing operations, before income tax	1,963	(5,700)	4,953	(11,260)	11,415

Income tax expense (benefit)	(90)	(4,175)	172	(4,173)	19
Income (loss) from continuing operations	2,053	(1,525)	4,781	(7,087)	11,396

Discontinued operations:
Income (loss) from discontinued operations, net of income tax	522	7,734	(8,868)	8,126	(15,195)

Net income (loss)	$2,575	$6,209	$(4,087)	$1,039	$(3,799)

Basic per share net income (loss):
Income (loss) from continuing operations	$0.02	$(0.01)	$0.03	$(0.05)	$0.08
Income (loss) from discontinued operations	0.00	0.05	(0.06)	0.06	(0.11)
Basic per share net income (loss)	$0.02	$0.04	$(0.03)	$0.01	$(0.03)

Diluted per share net income (loss):
Income (loss) from continuing operations	$0.02	$(0.01)	$0.03	$(0.05)	$0.08
Income (loss) from discontinued operations	0.00	0.05	(0.06)	0.06	(0.11)
Diluted per share net income (loss)	$0.02	$0.04	$(0.03)	$0.01	$(0.03)

Weighted-average shares outstanding:
Basic	139,917	139,194	137,432	139,297	136,590
Diluted	141,210	139,194	138,845	139,297	140,784

* Certain amounts in the prior quarters statements of operations have been reclassified to conform to the current quarter presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	June 30,	December 31,
	2005	2005	2004
Assets
Current assets:
Cash, cash equivalents and investments	$247,401	$225,777	$198,497
Accounts receivable, net	43,619	38,148	35,654
Inventories, net	45,845	42,751	49,619
Other current assets	12,108	12,006	10,345
Assets held for sale	—	8,377	33,890
Total current assets	348,973	327,059	328,005

Investments in marketable securities	160,407	175,387	189,555
Property, plant and equipment, net	189,481	190,493	199,518
Other, net	15,745	15,822	5,322
Total assets	$714,606	$708,761	$722,400

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$43,000	$39,461	$34,450
Deferred tax liability	7,727	7,727	7,607
Capital leases, current portion	69	138	275
Liabilities held for sale	—	343	14,682
Total current liabilities	50,796	47,669	57,014

Convertible subordinated notes	218,755	218,755	223,755
Other long-term liabilities	845	728	244
Total liabilities	270,396	267,152	281,013

Stockholders’ equity	444,210	441,609	441,387
Total liabilities and stockholders’ equity	$714,606	$708,761	$722,400

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended*			Nine Months Ended*
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.6%	71.8%	69.7%	71.4%	67.6%
Gross profit	31.4%	28.2%	30.3%	28.6%	32.4%

Operating expenses:
Research, development and engineering	15.4%	18.1%	13.8%	17.3%	14.7%
Selling, general and administrative	14.9%	17.5%	12.0%	16.8%	12.5%
Reduction in workforce	—	0.6%	—	0.2%	0.2%
Impairment of long-lived assets	—	—	—	0.0%	0.2%
Loss (gain) on disposal of equipment	0.0%	-0.0%	0.0%	-0.1%	-0.1%
Acquisition related charges	0.6%	0.6%	—	0.6%	—
Total operating expenses	30.9%	36.8%	25.8%	34.8%	27.5%

Operating income (loss)	0.5%	-8.6%	4.5%	-6.2%	4.9%

Other income (expense):
Interest income	4.1%	3.9%	2.2%	3.9%	2.1%
Interest expense	-3.3%	-3.6%	-3.1%	-3.5%	-3.3%
Foreign currency gain (loss)	0.0%	-0.1%	3.0%	0.0%	0.8%
Impairment charge - investments in other companies	-0.1%	-0.2%	-0.5%	-0.1%	-0.2%
Gain on retirement of debt	—	0.2%	—	0.0%	0.2%
Gain on sale of intellectual property acquired	1.3%	—	—	0.5%	—
Other, net	0.1%	0.0%	0.0%	0.0%	0.1%
Other income (expense), net	2.1%	0.2%	1.6%	0.8%	-0.3%

Income (loss) from continuing operations, before income tax	2.6%	-8.4%	6.1%	-5.4%	4.6%

Income tax expense (benefit)	-0.1%	-6.1%	0.2%	-2.0%	0.0%
Income (loss) from continuing operations	2.7%	-2.3%	5.9%	-3.4%	4.6%

Discontinued operations:
Income (loss) from discontinued operations, net of income tax	0.7%	11.4%	-10.9%	3.9%	-6.1%

Net income (loss)	3.4%	9.1%	-5.0%	0.5%	-1.5%

* Certain amounts in the prior quarters statements of operations have been reclassified to conform to the current quarter presentation.